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                                                                     Exhibit (n)

          AMENDED AND RESTATED MULTI-CLASS PLAN PURSUANT TO RULE 18F-3

                                       FOR

                         ING VP BALANCED PORTFOLIO, INC.

                            EFFECTIVE APRIL 29, 2005

     WHEREAS, ING VP BALANCED PORTFOLIO, INC. (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company currently issues or is authorized to issue shares of beneficial interest of the Company in series, as listed on the attached SCHEDULE A, as such schedule may be amended from time to time to add additional series, (each a "Series," collectively the "Series"); and

     WHEREAS, the Company and the Distributor have entered or will enter into a Distribution Agreement pursuant to which the Company has employed or will employ ING Funds Distributor, LLC (the "Distributor") to provide distribution services to the Company, and the Company has adopted a Rule 12b-1 Distribution Plan (the "Rule 12b-l Plan") of the Company with respect to the Class A shares and Class S shares discussed below.

     NOW, THEREFORE, the Company hereby adopts, on behalf of the Series, a multiple class plan pursuant to Rule 18f-3 under the 1940 Act (the "Multiple Class Plan") on the following terms and conditions:

     1. FEATURES OF THE CLASSES. Each class of shares of a Series designated on the attached SCHEDULE A will represent an interest in the same portfolio of investments of a Series, and be identical in all respects to each other class, except as set forth below:

     ADVISER CLASS (CLASS A): Class A shares will not be subject to an initial sales charge or contingent deferred sales charge, but will have a Rule 12b-l distribution fee of 0.25% of average daily net assets per annum and a service fee of 0.25% of average daily net assets per annum.

     INSTITUTIONAL CLASS (CLASS I): Class I shares will not be subject to an initial sales charge, a contingent deferred sales charge or a Rule 12b-l distribution fee.

     SHAREHOLDER SERVICING CLASS (CLASS S): Class S shares will not be subject to an initial sales charge or contingent deferred sales charge, but will have a Rule 12b-l distribution fee of 0.25% of average daily net assets per annum.

          Shares of each class of each Series shall represent an equal pro rata interest in a Series and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to it or its distribution arrangements and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class I and Class S shares shall have the features described in Sections 2, 4 and 5 below.

     2. SALES CHARGE STRUCTURE.

          (a) Class A Shares. Class A shares of the Series shall be offered at the then-current net asset value for Class A shares.

          (b) Class I Shares. Class I shares of the Series shall be offered at the then-current net asset value for Class I shares.

          (c) Class S Shares. Class S shares of the Series shall be offered at the then-current net asset value for Class S shares.

     3. RULE 12B-1 PLAN. The Company on behalf of the Series has adopted a Rule 12b-1 Plan with the following terms:

          (a) each Series shall make payments to the Distributor or other permitted service providers at an annual rate of 0.25% for Class A shares and Class S shares of each Series' average daily net assets attributable to the respective share class, for distribution activities (as described in the Rule 12b-1 Plan and incorporated herein by reference).

          (b) each Series shall make payments to the Distributor or other permitted service providers at an annual rate of 0.25% for Class A shares of each Series' average daily net assets attributable to the respective share class, for shareholder servicing activities (as described in the Rule 12b-l Plan and incorporated herein by reference).

     4. ALLOCATION OF INCOME AND EXPENSES. The gross income of the Series shall, generally, be allocated to each class on the basis of relative net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Series. These expenses include:

          (a) Expenses incurred by the Company (for example, fees of Directors, auditors and legal counsel) not attributable to the Series or to a particular class of shares of a Series ("Corporate Level Expenses");

          (b) Expenses incurred by the Series not attributable to any particular class of a Series' shares (for example, advisory fees, custodial fees, or other expenses relating to the management of a Series' assets) ("Series Expenses"); and

          (c) Expenses attributable to a particular class ("Class Expenses") shall be limited to (i) payments made pursuant to the Rule 12b-l Plan; (ii) transfer agent fees attributable


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to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) SEC registration fees incurred by a class; (v) the expense of administrative personnel and services required to support the shareholders of a specific class; (vi) litigation or other legal expenses relating solely to one class; and (vii) Directors' fees incurred as a result of issues related to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other Class Expenses listed in categories (ii)-(vii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

          Therefore, expenses of a Series shall be apportioned to each class of shares depending on the nature of the expense item. Corporate Level Expenses and Series Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Series for allocation among classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Company in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

     5. EXCHANGE PRIVILEGES. Shares of one class of a Series may be exchanged for shares of that same class of any other Series at net asset value without payment of any additional sales charge.

     6. QUARTERLY AND ANNUAL REPORTS. The Directors shall receive at least quarterly a written report of the amounts so expended on Class Expenses and the purposes for which such expenditures were made. In the statements, only expenditures properly attributable to the servicing or distribution of a particular class of shares will be used to justify any servicing or distribution fee or other expenses charged to that class. Expenditures not related to the servicing or distribution of a particular class shall not be presented to the Directors to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the Directors who are not "interested persons" of the Company (as defined in the 1940 Act) in the exercise of their fiduciary duties.

     7. ACCOUNTING METHODOLOGY. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses:

          (a) On a daily basis, a Series' accountant shall calculate the Rule 12b-l distribution and/or service fee to be charged to Class A and Class S shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.


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

          (b) The Series' accountant will allocate designated Class Expenses, if any, to the respective classes.

          (c) The Series' accountant shall allocate income and Corporate Level and Series Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Series for Series Expenses, and in relation to the net asset value of the Company for Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day.

          (d) The Series' accountant shall then complete a worksheet, developed for purposes of complying with this section of this Multiple Class Plan, using the allocated income and expense calculations from Paragraph (c) above, and the additional fees calculated from Paragraphs (a) and (b) above. The Series' accountant may make non-material changes to the form of worksheet as it deems appropriate.

          (e) The Series' accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Multiple Class Plan.

     8. WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by any adviser to the Company, by the Company's Distributor, or any other provider of services to the Company without the prior approval of the Company's Board of Directors.

     9. EFFECTIVENESS OF MULTIPLE CLASS PLAN. This Multiple Class Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Multiple Class Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Multiple Class Plan.

     10. MATERIAL MODIFICATIONS. This Multiple Class Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 9 hereof.

Approved: December 15, 2004


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

                                   SCHEDULE A

                                     TO THE

               AMENDED MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

                                       FOR

                         ING VP BALANCED PORTFOLIO, INC.

                            CLASSES OF SHARES
                            -----------------
                              A     I     S
                             ---   ---   ---
ING VP Balanced Portfolio     X     X     X


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